EXHIBIT 99

SOLAR ENERGY LIMITED

   NEWS RELEASE

SOLAR ANNOUNCES THE ACQUISITION PLANKTOS

August 12, 2005— Vancouver, British Columbia – Solar Energy Limited (OTC BB “SLRE.OB”)(“Solar”) today announced the acquisition of Planktos, Inc. (“Planktos”), a California based company engaged in improving the world’s marine environment by focusing on the commercial opportunities attendant to the Kyoto Protocol.

Solar issued to the sole shareholder of Planktos a five (5) year convertible debenture in the amount of one million five hundred thousand dollars ($1,500,000) and agreed to advance up to one million five hundred thousand dollars ($1,500,000) in the form of loans over the next twelve (12) months to capitalize Planktos’ initial business plan in exchange for all the issued and outstanding shares of Planktos. The stock purchase agreement further commits Solar to assist Planktos in the process of becoming a public company within the next six (6) months either by reverse acquisition into an existing public entity or through an initial public offering of Planktos’ common stock.

The Kyoto Protocol enables companies and governments to offset regulated greenhouse emission restrictions by investing in CO2 reduction programs in exchange for certified emission reduction (CER) credits. CER credits are traded much like commodities with a current value of approximately twenty five dollars ($25.00) per CER (which represents one tonne of CO2 or equivalent). The Kyoto Protocol became law effective February 16, 2005, the result of which legislation will be a rapidly expanding multi billion dollar market for CER credits.

Planktos’ near term commercial objective is to produce CER credits at a cost of less than one dollar ($1.00) per tonne utilizing proprietary technology designed to stimulate plankton growth in the world’s oceans as a means by which to sequester CO2. Specifically, Planktos expects to implement its program of “iron fertilization” of the ocean to sequester tonnes of CO2. The process of stimulating plankton growth and the overall mission of Planktos can be viewed on the company’s website at www.planktosinc.com.

Solar is a public company; its common shares trade on the OTCBB under the ticker symbol “SLRE”.

A number of statements contained in this press release may be considered to be forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including timely development, and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions and the ability to secure additional sources of financing. The actual results Solar may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Solar encourages the public to read the information provided here in conjunction with its most recent filings on Form 10KSB and Form 10QSB. Solar’s public filings may be viewed at www.sec.gov.

Solar Energy Limited Planktos, Inc.

Contact: Contact:

Peter Tsaparas, P.Eng, Director	Russ George, President
Phone: (604) 669-4771	Phone (650) 274-6853